EXHIBIT 99.1

FOR RELEASE, Thursday, December 16, 2004	For Further Information Contact:
2:00 p.m. Pacific Standard Time	Kelly Masuda, Investor Relations
(310) 893-7434 or kmasuda@kbhome.com
Derrick Hall, Media Contact
(310) 231-4142 or dmhall@kbhome.com

KB HOME REPORTS RECORD FOURTH QUARTER AND FULL YEAR 2004 RESULTS
Fourth Quarter EPS Up 34% to $4.42, Net Orders Up 28%;
2004 Revenues of $7.05 Billion, Up 21%; EPS of $11.40 Increases 30%
Backlog Increases 57% to $4.82 Billion; 2005 Earnings Estimate Raised to $14.50

Los Angeles, CA, December 16, 2004 — KB Home (NYSE: KBH), one of the largest homebuilders in the United States and France, today announced record financial results for its fourth quarter and fiscal year ended November 30, 2004. Highlights include:

•	Company-wide revenues of $7.05 billion in 2004 increased 21% from $5.85 billion in 2003. This strong top-line growth was primarily driven by a 16% increase in unit deliveries to 31,646 in 2004 from 27,331 in 2003. The Company’s 2004 net income totaled $480.9 million, up 30% from $370.8 million in 2003. Diluted earnings per share also rose 30% to $11.40 in 2004 from $8.80 in 2003.

•	During the fourth quarter, KB Home delivered 10,285 homes, representing a 16% increase from the 8,874 homes delivered in the year-earlier period. Revenues in the fourth quarter reached $2.38 billion, up 27% from $1.87 billion in the fourth quarter of 2003 driven by unit delivery growth and an 11% increase in the Company’s average selling price. Net income rose 35% to $186.7 million in the fourth quarter of 2004 from $138.7 million in the corresponding quarter of 2003 largely due to higher unit volume and an expanded operating margin. Diluted earnings per share increased 34% to $4.42 in the quarter ended November 30, 2004, up from $3.31 in the year-earlier quarter.

•	Net orders in the fourth quarter of 2004 rose 28% to 8,516, up from 6,629 net orders in the year-earlier quarter. Underscoring the Company’s growth in existing markets and extended reach into new markets through de novo growth and acquisitions, net orders grew in nearly all of KB Home’s U.S. geographic regions and in France. The Company’s year-over-year net order growth exceeded 20% in every quarter of 2004 and reached its highest level for the year during the fourth quarter.

•	KB Home’s backlog at November 30, 2004, in both units and dollar value, was the highest of any year-end in the Company’s history, driven by substantial growth in all geographic regions. The dollar value of the Company’s backlog at November 30, 2004 rose 57% from year-end 2003 to approximately $4.82 billion, representing a strong pipeline of future revenues for 2005. Unit backlog at November 30, 2004 stood at 20,280, representing a 38% increase from 14,675 units at November 30, 2003.

•	Based on KB Home’s 2004 record performance, strong backlog, strategic position in multiple growth markets exhibiting healthy demand for new homes, and increased community count, the Company is raising its 2005 earnings guidance from $14.00 to $14.50 per diluted share, an anticipated 27% increase over 2004 diluted earnings per share.

•	Subsequent to its fiscal year-end, on December 2, 2004, the Company announced a 50% increase in the annual cash dividend on its common stock from $1.00 to $1.50 per share. The first dividend at the increased quarterly rate of $.375 per share will be paid on February 24, 2005 to shareholders of record on February 10, 2005. The Company also announced that its board of directors intends to declare a 2-for-1 common stock split in the Spring of 2005, subject to shareholder approval of an increase in the Company’s authorized common shares.

     “KB Home’s operating and financial performance throughout 2004 was nothing short of outstanding,” said Bruce Karatz, the Company’s chairman and chief executive officer. “We delivered a record 31,646 homes, generating more than $7 billion in revenues and $480 million in net income, both double-digit improvements over 2003. What’s more, this performance fits a broader pattern of success for the Company. Our revenues and earnings per share over the past five years have increased at compound annual rates of 13% and 30%, respectively, underscoring the impact of our geographic and product diversification and demonstrating our ability to execute a disciplined growth strategy.”

     Total revenues in the fourth quarter of 2004 rose 27% to $2.38 billion, up from $1.87 billion in the fourth quarter of 2003, reflecting strength in the Company’s core homebuilding business. Housing revenues increased 28% in the quarter to $2.36 billion, up from $1.84 billion in the year-earlier quarter, due to increases in unit volume and the average selling price in the Company’s operations in the U.S. and France. Company-wide home deliveries reached 10,285 in the fourth quarter of 2004, a 16% increase from 8,874 unit deliveries in the final quarter of 2003 while the Company’s overall average selling price rose 11% to $229,200 from $207,400.

     “Each of our five homebuilding regions posted double-digit increases in fourth-quarter revenues boosting Company-wide results to an all-time record for the period,” noted Karatz. This performance has increased our confidence in the Company’s ability to capitalize on market opportunities in 2005 and beyond. We intend to continue investing in our business to drive profitable long-term growth primarily through de novo expansion. The recently announced issuance of our $300 million 5 7/8% senior notes subsequent to year-end should facilitate the achievement of our expansion goals while improving our capital structure and reducing our borrowing costs. We believe our unique operating model, broad-based position in multiple dynamic new-home markets, and growing array of product choices give KB Home a competitive edge with today’s homebuyers. With a focus attuned to changing market conditions, we nonetheless believe that our business model is a key driver of our current and future growth, including deeper penetration of existing markets and extension into adjacent markets.”

     Construction operating income in the fourth quarter of 2004 rose to $297.6 million, a 37% increase from $216.6 million in the year-earlier quarter. Higher unit volume and an expanded operating margin both contributed to the $81.0 million increase. The Company’s housing gross margin for the three months ended November 30, 2004 rose by 170 basis points to 25.1%, up from 23.4% in the same period of 2003. The improvement was primarily due to a favorable pricing environment and greater operating efficiency. The Company’s fourth-quarter construction operating income margin increased to 12.6% from 11.7% in the year-earlier period propelling net income to an all-

time fourth-quarter high of $186.7 million, up 35% from $138.7 million in the fourth quarter of 2003. Driven by these strong financial results, the Company’s earnings per diluted share for the quarter ended November 30, 2004 advanced 34% to $4.42 from $3.31 in the corresponding quarter of 2003.

     Throughout 2004, the Company continued to make strategic investments in its operations to expand its geographic footprint and increase its community counts to support future performance targets. At November 30, 2004, KB Home controlled approximately 160,000 lots in dynamic markets across the U.S. and in France, representing a solid pipeline for continued growth. While positioning for expansion, the Company continues its balanced approach, maintaining a leverage ratio at the lower end of its targeted range at November 30, 2004 and focusing on its goal of achieving an investment grade rating.

     The Company’s backlog value at November 30, 2004 rose 57% to approximately $4.82 billion, up from approximately $3.07 billion at November 30, 2003. The improvement was driven in part by a 28% increase in fourth-quarter net orders to 8,516 units, up from 6,629 units in the fourth quarter of 2003, providing a strong finish to a year in which net orders grew by more than 20% each quarter. Total backlog units at November 30, 2004 grew 38% on a year-over-year basis to 20,280 units and reflected the increased geographic diversification of the Company’s operations. All of the Company’s geographic operating regions, both in the U.S. and France, showed favorable year-over-year comparisons in backlog units and value as of November 30, 2004.

     “We have strong fundamentals in place to support our future growth goals,” said Karatz. “As we enter 2005, we remain committed to translating our operating success into enhanced shareholder value. Both our recently announced 50% cash dividend increase — which raises our yield to the highest in the industry — and our board of directors’ intention to declare a 2-for-1 common stock split in the Spring of 2005 underscore that commitment. And, with the strong momentum in orders we experienced throughout the year and particularly the final quarter of 2004, we feel confident increasing our earnings estimate for 2005 to $14.50 from $14.00 per diluted share.”

The Conference Call on the Fourth Quarter 2004 earnings will be broadcast live TOMORROW at 8:00 a.m. Pacific Standard Time, 11:00 a.m. Eastern Standard Time. To listen, please go to the Investor Relations section of the Company’s Web site at http://www. kbhome.com .

Building homes for nearly half a century, KB Home is one of America’s premier homebuilders with domestic operating divisions in some of the fastest-growing regions and states: West Coast—California; Southwest—Arizona, Nevada and New Mexico; Central—Colorado, Illinois, Indiana and Texas; and Southeast—Florida, Georgia, North Carolina and South Carolina. Kaufman & Broad S.A., the Company’s majority-owned subsidiary, is one of the largest homebuilders in France. In fiscal 2004, the Company delivered homes to 31,646 families in the United States and France. It also operates a full-service mortgage company for the convenience of its buyers. Founded in 1957, and winner of the 2004 American Business Award for Best Overall Company, KB Home is a Fortune 500 company listed on the New York Stock Exchange under the ticker symbol “KBH.” For more information about any of KB Home’s new home communities, call 888-KB-HOMES or visit http://www.kbhome.com.

Except for the historical information contained herein, certain matters discussed in this press release are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including any statements concerning future financial performance, business and prospects, and future Company actions and their expected results. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, the continued impact of terrorist activities and U.S. response, accelerating recessionary trends and other adverse changes in general economic conditions, material prices, labor costs, interest rates, the secondary market for loans, consumer confidence, competition, currency exchange rates (insofar as they affect the Company’s operations in France), environmental factors, government regulations affecting the Company’s operations, the availability and cost of land in desirable areas, unanticipated violations of Company policy, unanticipated legal proceedings, and conditions in the capital, credit and homebuilding markets. See the Company’s Annual Report on Form 10-K and its Annual Report to Shareholders for the year ended November 30, 2003 and its other filings for a further discussion of these and other risks and uncertainties applicable to the Company’s business.

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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF INCOME
For the Twelve Months and Three Months Ended November 30, 2004 and 2003
(In Thousands, Except Per Share Amounts)

	Twelve Months		Three Months
	2004	2003	2004	2003
Total revenues	$7,052,684	$5,850,554	$2,380,597	$1,873,241

Construction:
Revenues	$7,008,267	$5,775,429	$2,368,758	$1,855,042
Costs and expenses	(6,233,568)	(5,212,530)	(2,071,136)	(1,638,472)

Operating income	774,699	562,899	297,622	216,570
Interest income	3,918	3,000	940	959
Interest expenses, net of amounts capitalized	(18,154)	(23,780)	(3,521)	(5,382)
Minority interests	(69,049)	(26,889)	(27,875)	(14,199)
Equity in pretax of unconsolidated joint ventures	17,600	2,457	8,336	1,004

Construction pretax income	709,014	517,687	275,502	198,952

Mortgage banking:
Revenues:
Interest income	11,544	14,232	3,614	3,143
Other	32,873	60,893	8,225	15,056

	44,417	75,125	11,839	18,199
Expenses:
Interest	(4,511)	(6,445)	(1,442)	(1,313)
General and administrative	(31,218)	(32,903)	(7,365)	(8,702)

Mortgage banking pretax income	8,688	35,777	3,032	8,184

Total pretax income	717,702	553,464	278,534	207,136
Income taxes	(236,800)	(182,700)	(91,800)	(68,400)

Net income	$480,902	$370,764	$186,734	$138,736

Basic earnings per share	$12.28	$9.41	$4.78	$3.57

Diluted earnings per share	$11.40	$8.80	$4.42	$3.31

Basic average shares outstanding	39,158	39,389	39,072	38,875

Diluted average shares outstanding	42,178	42,123	42,225	41,958

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	November 30,	August 31,	November 30,
	2004	2004	2003
ASSETS

Construction:
Cash and cash equivalents	$190,660	$1,947	$116,555
Receivables	513,974	400,593	430,266
Inventories	4,143,254	4,059,936	2,883,482
Investments in unconsolidated joint ventures	168,425	122,440	32,797
Deferred income taxes	217,618	155,912	165,896
Goodwill	249,313	244,315	228,999
Other assets	142,252	149,661	124,751

	5,625,496	5,134,804	3,982,746

Mortgage banking:
Cash and cash equivalents	43,536	36,821	21,564
Receivables	150,726	190,256	219,532
Other assets	16,198	13,893	12,017

	210,460	240,970	253,113

Total assets	$5,835,956	$5,375,774	$4,235,859

LIABILITIES AND STOCKHOLDERS’ EQUITY

Construction:
Accounts payable	$749,050	$598,359	$554,387
Accrued expenses and other liabilities	810,913	621,091	574,527
Mortgages and notes payable	1,975,600	2,030,606	1,253,932

	3,535,563	3,250,056	2,382,846

Mortgage banking:
Accounts payable and accrued expenses	45,025	82,056	31,858
Notes payable	71,629	97,328	132,225
Collateralized mortgage obligations secured by mortgage-backed securities	1,018	5,140	6,848

	117,672	184,524	170,931

Minority interests	127,040	116,068	89,231
Stockholders’ equity	2,055,681	1,825,126	1,592,851

Total liabilities and stockholders’ equity	$5,835,956	$5,375,774	$4,235,859

KB HOME
SUPPLEMENTAL INFORMATION
For the Twelve Months and Three Months Ended November 30, 2004 and 2003
(In Thousands — Unaudited)

	Twelve Months		Three Months
	2004	2003	2004	2003
Construction Revenues:
Housing	$6,957,548	$5,642,770	$2,357,403	$1,840,344
Commercial	22,834	107,015	6,108	1,377
Land	27,885	25,644	5,247	13,321

Total	$7,008,267	$5,775,429	$2,368,758	$1,855,042

	Twelve Months		Three Months
	2004	2003	2004	2003
Costs and Expenses:
Construction and land costs Housing	$5,285,619	$4,371,287	$1,764,936	$1,409,874
Commercial	17,697	84,474	4,721	829
Land	22,540	23,258	3,440	12,011

Subtotal	5,325,856	4,479,019	1,773,097	1,422,714
Selling, general and administrative expenses	907,712	733,511	298,039	215,758

Total	$6,233,568	$5,212,530	$2,071,136	$1,638,472

	Twelve Months		Three Months
	2004	2003	2004	2003
Interest Expenses:
Interest incurred	$141,470	$118,824	$39,865	$29,150
Interest capitalized	(123,316)	(95,044)	(36,344)	(23,768)

Interest expense	$18,154	$23,780	$3,521	$5,382

	Twelve Months		Three Months
	2004	2003	2004	2003
Other Information:
Depreciation and amortization	$21,848	$21,509	$6,379	$5,567
Amortization of previously capitalized interest	78,808	69,399	24,624	22,536

KB HOME
SUPPLEMENTAL INFORMATION
For the Twelve Months and Three Months Ended November 30, 2004 and 2003
(Unaudited)

	Twelve Months		Three Months
	2004	2003	2004	2003
Average Sales Price:
West Coast	$411,500	$353,900	$436,700	$357,300
Southwest	202,600	178,100	213,800	180,100
Central	151,300	149,400	156,700	149,900
Southeast	171,700	156,200	176,600	154,700
France	211,500	202,600	220,700	206,200

Total	$219,900	$206,500	$229,200	$207,400

	Twelve Months		Three Months
	2004	2003	2004	2003
Unit Deliveries:
West Coast	5,383	5,549	1,740	1,786
Southwest	7,478	6,695	2,141	2,010
Central	9,101	7,659	3,127	2,584
Southeast	4,975	3,504	1,667	1,192
France	4,709	3,924	1,610	1,302

Total	31,646	27,331	10,285	8,874

Unconsolidated Joint Ventures:	931	231	330	87

	Twelve Months		Three Months
	2004	2003	2004	2003
Net Orders:
West Coast	6,209	5,810	1,489	1,147
Southwest	8,167	7,763	1,737	1,882
Central	9,434	7,359	1,828	1,470
Southeast	7,023	3,844	1,746	944
France	5,445	4,118	1,716	1,186

Total	36,278	28,894	8,516	6,629

Unconsolidated Joint Ventures:	856	470	108	76

	November 30, 2004		November 30, 2003
Backlog Data: (Dollars in thousands)	Backlog Units	Backlog Value	Backlog Units	Backlog Value
West Coast	3,467	$1,523,380	2,641	$941,825
Southwest	4,552	1,005,990	3,863	710,725
Central	4,058	598,198	3,571	554,336
Southeast	4,280	824,370	2,105	347,040
France	3,923	866,983	2,495	513,970

Total	20,280	$4,818,921	14,675	$3,067,896

Unconsolidated Joint Ventures:	495	$87,765	521	$90,716